Exhibit 4.2
BROADVISION, INC.
BENEFICIAL OWNER ELECTION FORM
     The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to instructions regarding the rights offering (the “Rights Offering”) by BroadVision, Inc. (the “Company”) to the holders of record of its Common Stock, $0.0001 par value (“Common Stock”), as of the close of business on December 20, 2005 (the “Record Date”), as described in the Company’s Prospectus dated ___, 2006 (the “Prospectus”), whereby such holders have received rights (the “Rights”) to subscribe for and purchase shares of its Common Stock. The Rights are described in detail in the Prospectus.
     This will instruct you whether to exercise Rights to purchase shares of the Common Stock with respect to the Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions As to Use of BroadVision Subscription Rights Certificates.”
Box 1. ☐ Please DO NOT EXERCISE RIGHTS for shares of Common Stock
Box 2. ☐ Please EXERCISE RIGHTS for shares of Common Stock as set forth below:
Subscription Right

			PER SHARE
		NUMBER OF WHOLE	SUBSCRIPTION
	NUMBER OF RIGHTS	SHARES[1]	PRICE		PAYMENT

Subscription Right:		X	$0.45	=	$
Box 3.☐ Payment in the following amount is enclosed: $________________
Box 4.☐ Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted: $

SIGNATURE(S)

Please type or print name(s) below:

Date:

1 Number of Rights multiplied by 5.87235, rounded down to the nearest whole number.